UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2014

EZJR, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-53810

Nevada	30-0802599
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2001 Lawrenceville Suwanee Road, Suite 203 Suwanee, GA	30024
(Address of principal executive offices)	(Zip Code)

678-866-3414

(Registrant’s telephone number, including area code)

3055 Breckinridge Blvd. Suite 310, Duluth, GA 30096

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On May 22, 2014, the Board of Directors of EZJR, Inc. ("the Company") nominated Denis Betsi and Juan Hernández to the Board. Messrs. Betsi and Hernández accepted the nomination and are now members of the Board. The new board members will hold office until their successor(s) are elected and qualified.

No agreements exist among present or former controlling stockholders of the Registrant with respect to the election of the members of the board of directors, and to the Registrant's knowledge, no other agreements exist which might result in a change of control of the Registrant.

The following table sets forth certain information regarding our current director and executive officer. Our executive officers serve one-year terms. Set forth below are the names, ages and present principal occupations or employment, and material occupations, positions, offices or employments for the past five years of our current director and executive officer.

Name	Age	Position & Offices Held

Ed Zimbardi	47	Director/President/CEO

Barry Hall	65	Executive Chairman/CFO

Adam Alred	34	Director/CTO

Denis Betsi	37	Director

Juan Hernández	36	Director

All directors hold office until the next annual meeting of stockholders of the Company and until their successors have been elected and qualified. Directors currently receive no fees for services provided in that capacity. The officers of the Company are elected annually and serve at the discretion of the Board of Directors.

Set forth below is a brief description of the background and business experience of our new directors.

Work Background on new Directors

Denis Betsi, Director

Denis Betsi has 18-years of experience in high-tech, marketing industry, data analytics and business intelligence. He has served as a Chief Executive Office, President or Chief Technical officer for a variety of privately held High Tech, Nutraceutical and Internet Marketing companies.

For the past 18-years, Mr. Betsi has created payment processing platform which has processed well over $1 Billion USD in direct & Internet marketing transactions. His knowledge of the Marketing coupled with strong background in High Tech has allowed him to create automated solutions which has facilitated many privately held startups to experience rapid growth.

Mr. Betsi has been involved in multiple product launches in different niches and different countries and languages and has been instrumental in building the technological backbone of these launches.

Mr. Betsi first IT startup was at the age of 19 and has since provided wide range of services including consulting in the field of data analytics, business intelligence, customer satisfaction and retention programs as well as developing a complete Ecommerce Software, Shopping cart solutions and Customer Relationship Management platform as well as being the CTO for 2 affiliate networks.

Juan Hernández, Director

Juan Hernández, served at IFXBG as director, in charge of overseeing the process of listing companies in the Frankfurt stock exchange as well as the GXG in London, also on double listings for companies that needed to raise funds on European Markets. He has experience on the process of taking a company public, raising funds and on structuring financial instruments for project financing.

Mr. Hernández is a director at Guerrilla Social Media Optimization, responsible of handling the Internet marketing of several of the public listed companies.

Mr. Hernández is the treasurer/member of the Venezuelan Business Club in Spain, which is an international networking organization for business owners and entrepreneurs with presence in USA, Panama, Spain and Venezuela.

Mr. Hernández had various management position in companies ranging from financial, health, telecoms, and Internet. Holds a degree in Systems Engineering from Universidad Metropolitana in Caracas, Venezuela in 2001, then went to live in Spain where worked at companies such as Telecinco and Telecor.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

EZJR, Inc. Registrant

Date: May 28, 2014	/s/ Ed Zimbardi_____
Name: Ed Zimbardi
Title: CEO